                                                                      EXHIBIT 99

                      SELECTED FINANCIAL AND OPERATING DATA
        (IN THOUSANDS, EXCEPT OPERATING STATISTICS AND PER UNIT AMOUNTS)

      The historical financial information presented below for Williams Energy Partners was derived from our audited consolidated financial statements as of December 31, 2001 and 2000 and for the three years in the period ended December 31, 2001. The consolidated financial statements and notes have been restated to reflect the results of operations, financial position and cash flows of Williams Energy Partners and Williams Pipe Line combined throughout the periods presented. All other amounts have been prepared from Williams Energy Partners and Williams Pipe Line's financial records.

      We define EBITDA as net income before income taxes plus interest expense and depreciation and amortization expense less interest income. EBITDA provides additional information as to Williams Energy Partners' ability to generate cash and is presented solely as a supplemental measure. EBITDA should not be considered as an alternative to net income, income before income taxes, cash flows from operations or any other measure of financial performance presented in accordance with generally accepted accounting principles. Williams Energy Partners' EBITDA may not be comparable to EBITDA of other entities, and other entities may not calculate EBITDA in the same manner as we do.

      We derived the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financials statements and the accompanying notes filed herewith. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" filed herewith.

                                                                                  YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------------
                                                            2001            2000            1999            1998            1997
                                                        -----------     -----------     -----------     -----------     -----------
INCOME STATEMENT DATA:
Operating revenues .................................... $   448,599     $   426,846     $   375,732     $   424,561     $   319,040
Operating expenses ....................................     160,880         144,899         121,599         100,271          99,398
Product purchases .....................................      95,268          94,141          59,230          55,274          68,242
Affiliate construction expenses .......................          --           1,025          15,464         101,924              --
Depreciation and amortization .........................      35,767          31,746          25,670          25,465          25,257
General and administrative ............................      47,365          51,206          47,062          44,195          31,545
                                                        -----------     -----------     -----------     -----------     -----------
   Total costs and expenses ........................... $   339,280     $   323,017     $   269,025     $   327,129     $   224,442
                                                        -----------     -----------     -----------     -----------     -----------
Operating profit ...................................... $   109,319     $   103,829     $   106,707     $    97,432     $    94,598
Interest expense, net .................................      12,366          25,329          18,998          11,328          12,967
Other (income) expense, net ...........................        (431)           (816)         (1,511)         12,661           1,081
                                                        -----------     -----------     -----------     -----------     -----------
Income before income taxes ............................ $    97,384     $    79,316     $    89,220     $    73,443     $    80,550
Income taxes(a) .......................................      29,512          30,414          34,121          28,250          31,271
                                                        -----------     -----------     -----------     -----------     -----------
Income before extraordinary items ..................... $    67,872     $    48,902     $    55,099     $    45,193     $    49,279
Extraordinary item - early extinguishment of debt .....          --              --              --              --           3,583
                                                         -----------     -----------     -----------     -----------     -----------
Net income ............................................ $    67,872     $    48,902     $    55,099     $    45,193     $    45,696
                                                        ===========     ===========     ===========     ===========     ===========
Basic and diluted net income per limited partner unit . $      1.87
                                                        ===========
BALANCE SHEET DATA:
Working capital (deficit) ............................. $    (2,211)    $    17,828     $    (2,115)    $    18,064     $    13,207
Total assets ..........................................   1,104,559       1,050,159         973,939         785,762         700,281
Long-term debt ........................................     139,500              --              --              --          40,000
Affiliate long-term note payable(b) ...................     138,172         432,957         406,022         251,179         178,215
Partners' capital .....................................     589,682         388,503         339,601         284,596         272,816

CASH FLOW DATA:
Net cash flow provided by (used in):
    Operating activities .............................. $   135,333     $    55,056     $    84,472     $    54,353     $    75,459
    Investing activities ..............................     (87,502)        (74,446)       (277,906)        (54,099)        (47,404)
    Financing activities ..............................     (34,004)         19,390         193,435            (254)        (28,055)
Cash distributions declared per unit(c) ............... $      2.02

                                                                                        YEAR ENDED DECEMBER 31,
                                                                -------------------------------------------------------------------
                                                                    2001          2000          1999          1998          1997
                                                                -----------   -----------   -----------   -----------   -----------
OTHER DATA:
Operating margin:
  Williams Pipe Line system ...................................   $ 143,711     $ 147,778     $ 153,686     $ 153,864     $ 139,050
  Petroleum products terminals ................................      38,240        31,286        17,141         3,599         3,568
  Ammonia pipeline system .....................................      10,500         7,717         8,612         9,629         8,782
EBITDA (d) ....................................................     145,517       136,391       133,888       110,236       118,774
Maintenance capital, net of amounts reimbursed to Williams
  Energy Partners by affiliate ................................      20,482        25,874        29,236        27,466        23,072

OPERATING STATISTICS:
Williams Pipe Line system:
  Net transportation and capacity lease barrels
     shipped (millions)........................................       259.8         253.9         245.7         242.3         249.5
  Transportation revenue per barrel shipped
     (cents per barrel) .......................................        90.8          89.1          91.4          87.9          81.1


Petroleum products terminals:
  Marine terminal average storage capacity utilized per month
    (million barrels) (e) .....................................        15.7          14.7          10.1           N/A           N/A
  Marine terminal throughput (million barrels) (f) ............        11.5           3.7           N/A           N/A           N/A
  Inland terminal throughput (million barrels) ................        56.7          56.1          58.1          26.8          21.3

Ammonia pipeline system:
    Volume shipped (thousand tons) ............................         763           713           795           896           893

(a) Prior to our acquisition of Williams Pipe Line Company on April 11, 2002, Williams Pipe Line Company was subject to income taxes. Prior to our initial public offering on February 9, 2001, our petroleum products terminals and ammonia pipeline system operations were also subject to income tax. Following our initial public offering, the petroleum products terminals and ammonia pipeline system were no longer subject to income taxes as we are a partnership. Williams Pipe Line Company is no longer subject to income taxes following its acquisition by us.

(b) At the time of our initial public offering, the affiliate note payable associated with the petroleum products terminals operations was contributed to us as a capital contribution by an affiliate of Williams. At the closing of our acquisition of Williams Pipe Line Company, its affiliate note payable was contributed to us as a capital contribution by an affiliate of Williams.

(c) Cash distributions declared for 2001 include a pro-rated distribution for the first quarter, which included the period from February 10, 2001 through March 31, 2001. The cash distribution associated with the fourth quarter of 2001 was declared on January 22, 2002 and paid on February 14, 2002.

(d) The extraordinary expense in 1997, resulting from early extinguishment of debt is not deducted from EBITDA.

(e) For the year ended December 31, 1999, represents the average storage capacity utilized per month for the Gulf Coast marine terminal facilities for the five months that we owned these assets in 1999. For the year ended December 31, 2000, represents the average monthly storage capacity utilized for the marine facilities (11.8 million barrels) and the average monthly storage capacity utilized for the four months that we owned the New Haven, Connecticut facility in 2000 (2.9 million barrels). For the year ended December 31, 2001, represents the average monthly storage capacity utilized for the marine facilities (12.7 million barrels) and the New Haven, Connecticut facility (3.0 million barrels). All of the above amounts exclude the Gibson, Louisiana facility.

(f) For the year ended December 31, 2000, represents four months of activity at the New Haven, Connecticut facility, which was acquired in September 2000. For the year ended December 31, 2001, represents a full year of activity for the New Haven facility (9.3 million barrels) and two months of activity at the Gibson, Louisiana facility (2.2 million barrels), which was acquired on October 31, 2001.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors of Williams GP LLC, General Partner of the Williams Energy Partners L.P.

      We have audited the accompanying consolidated balance sheets of Williams Energy Partners L.P. as of December 31, 2001 and 2000, and the related consolidated statements of income and partners' capital and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Energy Partners L.P. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.




                                       ERNST & YOUNG LLP

Tulsa, Oklahoma
April 11, 2002

                          WILLIAMS ENERGY PARTNERS L.P.
                        CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                      -----------------------------------
                                                                                         2001        2000          1999
                                                                                      ---------    ---------    ---------
                                                                                                   Restated
Transportation and terminaling revenues:
   Third party .....................................................................   $ 314,027    $ 294,617    $ 271,135
   Affiliate .......................................................................       6,867       23,504       15,972
Product sales revenues:
   Third party .....................................................................      40,302       15,849        1,607
   Affiliate .......................................................................      66,385       91,024       69,143
Affiliate construction and management fee revenues .................................       1,018        1,852       17,875
                                                                                       ---------    ---------    ---------
      Total revenues ...............................................................   $ 448,599    $ 426,846    $ 375,732
Costs and expenses:
   Operating .......................................................................   $ 160,880    $ 144,899    $ 121,599
   Product purchases ...............................................................      95,268       94,141       59,230
   Affiliate construction expenses .................................................          --        1,025       15,464
   Depreciation and amortization ...................................................      35,767       31,746       25,670
   General and administrative ......................................................      47,365       51,206       47,062
                                                                                       ---------    ---------    ---------
      Total costs and expenses .....................................................   $ 339,280    $ 323,017    $ 269,025
                                                                                       ---------    ---------    ---------
Operating profit ...................................................................   $ 109,319    $ 103,829    $ 106,707
Interest expense:
   Affiliate interest expense ......................................................       9,770       27,009       19,167
   Other interest expense ..........................................................       5,089           --           --
Interest income ....................................................................      (2,493)      (1,680)        (169)
Other income .......................................................................        (431)        (816)      (1,511)
                                                                                       ---------    ---------    ---------
Income before income taxes .........................................................   $  97,384    $  79,316    $  89,220
Provision for income taxes .........................................................      29,512       30,414       34,121
                                                                                       ---------    ---------    ---------
Net income .........................................................................   $  67,872    $  48,902    $  55,099
                                                                                       =========    =========    =========

Allocation of 2001 net income:
   Portion applicable to the period January 1 through February 9, 2001 .............   $     304
   Portion applicable to partnership interests for the period after
       February 9, 2001 ............................................................      21,443
   Portion applicable to Williams Pipe Line ........................................      46,125
                                                                                       ---------
      Net income ...................................................................   $  67,872
                                                                                       =========

Portion of net income applicable to partnership interests ..........................   $  21,443
General partner's interest in income applicable to the period after
   February 9, 2001 ................................................................         226
                                                                                       ---------

Limited partners' interest in income applicable to the period after
   February 9, 2001.................................................................   $  21,217
                                                                                       =========

Basic and diluted net income per limited partner unit ..............................   $    1.87
                                                                                       =========

Weighted average number of units outstanding for the period after
   February 9, 2001.................................................................      11,359
                                                                                       =========

                             See accompanying notes.

                          WILLIAMS ENERGY PARTNERS L.P.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                  DECEMBER 31,
                                                                                            ------------------------
                                                                                              2001          2000
                                                                                            ----------    ----------
                                                 ASSETS                                             Restated
Current assets:
   Cash and cash equivalents ...........................................................    $   13,837    $       10
   Accounts receivable (less allowance for doubtful accounts - $510 in 2001
      and $227 in 2000) ................................................................        18,157        19,340
   Other accounts receivable ...........................................................        10,754        19,657
   Affiliate accounts receivable .......................................................         6,386        22,144
   Inventory ...........................................................................        21,057         8,283
   Deferred income taxes - affiliate ...................................................         1,690         4,107
   Other current assets ................................................................         3,185         8,764
                                                                                            ----------    ----------
      Total current assets .............................................................    $   75,066    $   82,305
Property, plant and equipment, at cost .................................................    $1,338,393    $1,277,676
   Less: accumulated depreciation ......................................................       374,653       341,374
                                                                                            ----------    ----------
      Net property, plant and equipment ................................................        63,740    $  936,302
Deferred equity offering costs .........................................................            --         2,539
Goodwill (less amortization of $145) ...................................................        22,282            --
Other intangibles (less amortization of $310) ..........................................         2,639            --
Long-term affiliate receivables ........................................................        21,296        16,837
Long-term receivables ..................................................................         8,809           262
Other noncurrent assets ................................................................        10,727        11,914
                                                                                            ----------    ----------
   Total assets ........................................................................    $1,104,559    $1,050,159
                                                                                            ==========    ==========

                                    LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
   Accounts payable ....................................................................    $   12,636    $   10,180
   Affiliate accounts payable ..........................................................        10,157         8,485
   Affiliate income taxes payable ......................................................         8,544         5,465
   Accrued affiliate payroll and benefits ..............................................         4,606         5,428
   Accrued taxes other than income .....................................................         9,948        10,308
   Accrued interest payable ............................................................           277            --
   Accrued environmental liabilities ...................................................         8,650         8,131
   Deferred revenue ....................................................................         5,103         4,722
   Accrued product purchases ...........................................................         2,711         3,436
   Accrued casualty losses .............................................................           927         3,626
   Other current liabilities ...........................................................         4,865         4,696
   Acquisition payable .................................................................         8,853            --
                                                                                            ----------    ----------
      Total current liabilities ........................................................    $   77,277    $   64,477
Long-term debt .........................................................................       139,500            --
Long-term affiliate note payable .......................................................       138,172       432,957
Long-term affiliate payable ............................................................         1,262            --
Other deferred liabilities .............................................................         1,127         1,230
Deferred income taxes - affiliate ......................................................       147,029       156,984
Environmental liabilities ..............................................................         8,260         6,008
Minority interest ......................................................................         2,250            --
Commitments and contingencies
Partners' capital:
   Common unitholders (5,680 units outstanding at December 31, 2001) ...................       101,452        69,856
   Subordinated unitholders (5,680 units outstanding at December 31, 2001) .............       121,237            --
   General partner .....................................................................       366,993       318,647
                                                                                            ----------    ----------
     Total partners' capital ...........................................................       589,682       388,503
                                                                                            ----------    ----------
        Total liabilities and partners' capital ........................................    $1,104,559    $1,050,159
                                                                                            ==========    ==========

                             See accompanying notes.

                          WILLIAMS ENERGY PARTNERS L.P.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------------
                                                                                       2001          2000          1999
                                                                                     ---------     ---------     ---------
                                                                                                    Restated
Operating Activities:
   Net income....................................................................    $  67,872     $  48,902     $  55,099
   Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization ...........................................       35,767        31,746        25,670
        Debt issuance costs amortization ........................................          253            --            --
        Minority interest expense ...............................................          229            --            --
        Deferred compensation expense ...........................................        2,048            --            --
        Deferred income taxes ...................................................        6,438         2,229        22,383
        (Gain) loss on sale of assets ...........................................          249            --          (163)
        Changes in components of operating assets and liabilities:
        Accounts receivable and other accounts receivable .......................       10,393        (9,726)       (5,671)
        Affiliate accounts receivable ...........................................       15,758        (1,943)       11,317
        Inventories .............................................................      (12,919)        2,494        12,774
        Accounts payable ........................................................        2,456        (6,636)        5,271
        Affiliate accounts payable ..............................................        1,175        (4,146)       (1,166)
        Affiliate income taxes payable ..........................................        3,079         2,570       (16,666)
        Accrued affiliate payroll and benefits ..................................         (822)         (169)       (3,370)
        Accrued taxes other than income .........................................         (364)        1,756          (851)
        Accrued interest payable ................................................          277            --            --
        Current and noncurrent environmental liabilities ........................        2,669         4,511         1,631
        Other current and noncurrent assets and liabilities .....................          775       (16,532)      (21,786)
                                                                                     ---------     ---------     ---------
           Net cash provided by operating activities ............................    $ 135,333     $  55,056     $  84,472

Investing Activities:
   Additions to property, plant & equipment .....................................    $ (38,093)    $ (43,346)    $ (44,491)
   Purchases of businesses ......................................................      (49,409)      (31,100)     (223,300)
   Advances on affiliate note receivable ........................................           --            --       (10,115)
                                                                                     ---------     ---------     ---------
      Net cash used by investing activities .....................................    $ (87,502)    $ (74,446)    $(277,906)

Financing Activities:
   Distributions paid ...........................................................    $ (16,599)    $      --     $      --
   Borrowings under credit facility .............................................      139,500            --            --
   Capital contributions by affiliate ...........................................        1,792            --            --
   Sale of Common Units to public (less underwriters' commissions and
     payment of formation costs) ................................................       89,362            --            --
   Debt placement costs .........................................................         (909)           --            --
   Redemption of 600,000 Common Units from affiliate ............................      (12,060)           --            --
   Payments on affiliate note payable ...........................................     (235,090)      (12,679)      (38,639)
   Proceeds from affiliate note payable .........................................           --        32,069       232,074
                                                                                     ---------     ---------     ---------
      Net cash provided (used) by financing activities ..........................    $ (34,004)    $  19,390     $ 193,435
                                                                                     ---------     ---------     ---------

Change in cash and cash equivalents .............................................    $  13,827     $      --     $       1
Cash and cash equivalents at beginning of period ................................           10            10             9
                                                                                     ---------     ---------     ---------
Cash and cash equivalents at end of period ......................................    $  13,837     $      10     $      10
                                                                                     =========     =========     =========

Supplemental non-cash investing and financing transactions:
  Contributions by affiliate of predecessor company deferred income tax liability    $  13,976     $      --     $      --
  Contribution of long-term debt to partners' capital ...........................       59,695            --            --
  Purchase of Aux Sable pipeline ................................................        8,853            --            --
  Deferred equity offering costs ................................................           --         2,539            --
                                                                                     ---------     ---------     ---------
    Total .......................................................................    $  82,524     $   2,539     $      --
                                                                                     =========     =========     =========

                             See accompanying notes

                          WILLIAMS ENERGY PARTNERS L.P.
                   CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
                       (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                NUMBER OF LIMITED
                                  PARTNER UNITS                                                   TOTAL
                            -------------------------                               GENERAL     PARTNERS'
                             COMMON      SUBORDINATED    COMMON     SUBORDINATED    PARTNER      CAPITAL
                            ---------    ------------  ---------    ------------   ---------   -----------
Balances as previously
  reported - Jan. 1,
  1999 ...................         --            --    $  60,085     $      --     $      --    $  60,085

Adjustment for Williams
  Pipe Line
  transaction ............         --            --           --            --       224,417      224,417
                            ---------     --------     ---------     ---------     ---------    ---------
Balances as restated
  Jan. 1, 1999............         --            --       60,085            --       224,417      284,502

Net income ...............         --            --        6,766            --        48,333       55,099
                            ---------     ---------    ---------     ---------     ---------    ---------

Balance-Dec. 31, 1999 ....         --            --       66,851            --       272,750      339,601

Net income ...............         --            --        3,005            --        45,897       48,902
                            ---------     ---------    ---------     ---------     ---------    ---------

Balance-Dec. 31, 2000 ....         --            --       69,856            --       318,647      388,503

Issuance of units to
  public .................  4,600,000            --       89,362            --            --       89,362

Contribution of net
  assets of  predecessor
  companies ..............  1,679,694     5,679,694      (48,484)      118,762         2,326       72,604

Redemption of
  common units ...........   (600,000)           --      (12,060)           --            --      (12,060)

Distributions ............         --            --       (8,134)       (8,134)         (331)     (16,599)

Portion of net income
  applicable to period
  Jan. 1, 2001 through
  Feb. 9, 2001 ...........         --            --          304            --            --          304

Portion of net income
  applicable to
  partnership interests ..         --            --       10,608        10,609        46,351       67,568

                            ---------     ---------    ---------     ---------     ---------    ---------
Balance-Dec. 31, 2001 ....  5,679,694     5,679,694    $ 101,452     $ 121,237     $ 366,993    $ 589,682
                            =========     =========    =========     =========     =========    =========



                             See accompanying notes.

                          WILLIAMS ENERGY PARTNERS L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    ORGANIZATION AND PRESENTATION

      Williams Energy Partners L.P. (the "Partnership") is a Delaware limited partnership that was formed in August 2000, to acquire, own and operate: (a) selected petroleum products terminals owned by Williams Energy Ventures, Inc. ("WEV"), and (b) an ammonia pipeline system, Williams Ammonia Pipeline Inc., owned by Williams Natural Gas Liquids, Inc. ("WNGL"). Prior to the closing of the Partnership's initial public offering in February 2001, WEV was owned by Williams Energy Services, LLC ("WES"). Both WES and WNGL are wholly owned subsidiaries of The Williams Companies, Inc. ("Williams"). Williams GP LLC ("General Partner"), a Delaware limited liability company, wholly owned by Williams, was also formed in August 2000, to serve as general partner for the Partnership.

      On February 9, 2001, the Partnership completed its initial public offering of 4,000,000 common units representing limited partner interests in the Partnership at a price of $21.50 per unit. The proceeds of $86.0 million were used to pay underwriting discounts and commissions of $5.6 million and legal, professional fees and costs associated with the initial public offering of $3.1 million, with the remainder used to reduce affiliate note balances with Williams.

      As part of the initial public offering, the underwriters exercised their over-allotment option and purchased 600,000 common units, also at a price of $21.50 per unit. The net proceeds of $12.1 million, after underwriting discounts and commissions of $0.8 million, from this over-allotment option were used to redeem 600,000 of the common units held by WES to reimburse it for capital expenditures related to the Partnership's assets. The Partnership maintained the historical costs of the net assets in connection with the initial public offering. Following the exercise of the underwriters over-allotment option, 40 percent of the Partnership is owned by the public and 60 percent, including the General Partner's ownership, is owned by affiliates of the Partnership. The limited partners' liability in the Partnership is generally limited to their investment.

      On February 26, 2002, the Partnership formed a wholly owned Delaware corporation named Williams GP Inc. ("GP Inc.") The Partnership then contributed a 0.001 percent limited partner interest in Williams OLP, L.P. ("OLP") to GP Inc. as a capital contribution. The OLP agreement was then amended to convert GP Inc.'s OLP limited partner interest to a general partner interest and to convert the General Partner's existing interest to a limited partner interest. The General Partner then contributed its 1.0101 percent OLP limited partner interest to the Partnership in exchange for an additional 1.0 percent general partner interest in the Partnership.

      On April 11, 2002, the Partnership acquired all of the membership interests of Williams Pipe Line Company, LLC ("Williams Pipe Line") for approximately $1.0 billion. Because Williams Pipe Line was an affiliate of the Partnership at the time of the acquisition, the transaction was between entities under common control and, as such, has been accounted for similarly to a pooling of interest. Accordingly, the consolidated financial statements and notes of the Partnership have been restated to reflect the historical results of operations, financial position and cash flows throughout the periods presented. Williams Pipe Line's operations will be reported as a separate operating segment of the Partnership. The beginning equity balance of $224,417 and net income in the amount of $48,333, $45,897 and $46,125 for the years ended December 31, 1999, 2000 and 2001, respectively, related to Williams Pipe Line have been included in General Partner's equity for all periods presented.

     The historical results for Williams Pipe Line include income and expenses and assets and liabilities that were conveyed to and assumed by an affiliate of Williams Pipe Line prior to its acquisition by the Partnership. The assets principally include Williams Pipe Line's interest in and agreements related to Longhorn Partners Pipeline ("Longhorn"), a discontinued refinery site at Augusta, Kansas and the ATLAS 2000 software system. The liabilities principally include the environmental liabilities associated with the discontinued refinery site in Augusta, Kansas and the current and deferred income taxes and affiliate note payable. The current and deferred income taxes and the affiliate note payable were contributed to the Partnership in form of a capital contribution by an affiliate of Williams thereby increasing partnership capital by approximately $200 million. As a result, the income and expenses associated with Longhorn and Williams Pipe Line's blending operations will not be included in the future financial results of the Partnership. In addition, general and administrative expenses related to the Williams Pipe Line system that the Partnership will reimburse to its General Partner will be limited to $30.0 million per year, subject to an escalation provision.

2.    DESCRIPTION OF BUSINESSES

      The Partnership owns and operates a petroleum products pipeline system, petroleum products terminals and an interstate ammonia pipeline system.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


      WILLIAMS PIPE LINE SYSTEM

      Williams Pipe Line is a petroleum products pipeline system that covers an 11-state area extending from Oklahoma through the Midwest to North Dakota, Minnesota and Illinois. The system includes a 6,700-mile pipeline and 39 terminals that provide transportation, storage and distribution services. The products transported on the Williams Pipe Line system are largely refined petroleum products, including gasoline, diesel fuels, LPGs and aviation fuels. Product originates on the system from direct connections to refineries and interconnects with other interstate pipelines for transportation and ultimate distribution to retail gasoline stations, truck stops, railroads, airlines and other end-users.

   PETROLEUM PRODUCTS TERMINALS

      The Partnership has 30 petroleum products terminals that are not part of the Williams Pipe Line system. Most of these terminals are strategically located along or near third party pipelines or petroleum refineries. The petroleum products terminals provide a variety of services such as distribution, storage, blending, inventory management and additive injection to a diverse customer group including governmental customers and end-users in the downstream refining, retail, commercial trading, industrial and petrochemical industries. Products stored in and distributed through the petroleum products terminal network include refined petroleum products, blendstocks and heavy oils and feedstocks. The terminal network consists of marine terminal facilities and inland terminals. The inland terminals are located primarily in the southeastern United States. Four marine terminal facilities are located along the Gulf Coast and one marine terminal facility is located in Connecticut near the New York harbor.

   AMMONIA PIPELINE SYSTEM

      The ammonia pipeline system consists of an ammonia pipeline and six company-owned terminals. Shipments on the pipeline primarily originate from ammonia production plants located in Borger, Texas and Enid and Verdigris, Oklahoma for transport to terminals throughout the Midwest for ultimate distribution to end-users in Iowa, Kansas, Minnesota, Missouri, Nebraska, Oklahoma and South Dakota. The ammonia transported through the system is used primarily as nitrogen fertilizer. Approximately 94 percent of the ammonia pipeline system's revenues are generated from transportation tariffs received from three customers, who are obligated under "ship or pay" contracts to ship an aggregate minimum of 700,000 tons per year but have historically shipped an amount in excess of the required minimum. The current ammonia transportation contracts extend through June 2005. The tariffs charged by the interstate ammonia pipeline are regulated by the Surface Transportation Board of the U.S. Department of Transportation.


3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Partnership, Williams Pipe Line and their subsidiaries. The petroleum products terminal operations consist of 30 petroleum products terminal facilities and associated storage, located across 12 states primarily in the southeastern and Gulf Coast areas of the United States. For 11 of these petroleum products terminals, the Partnership owns varying undivided ownership interests. From inception, ownership of these assets has been structured as an ownership of an undivided interest in assets, not as an ownership interest in a partnership, limited liability company, joint venture or other form of entity. Marketing and invoicing are controlled separately by each owner, and each owner is responsible for any loss, damage or injury that may occur to their own customers. As a result, the Partnership applies proportionate consolidation for its interests in these assets.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  REGULATORY REPORTING

       Williams Pipe Line is regulated by the Federal Energy Regulatory Commission ("FERC"), which prescribes certain accounting principles and practices for the annual Form 6 Report filed with the FERC that differ from those used in these financial statements. Such differences relate primarily to capitalization of interest, accounting for subsidiaries as equity investments and other adjustments and are not significant to the financial statements.

   CASH EQUIVALENTS

      Cash and cash equivalents include demand and time deposits and other marketable securities with maturities of three months or less when acquired.

INVENTORY VALUATION

       Inventory is comprised primarily of refined products, natural gas liquids, and materials and supplies. Refined products and natural gas liquids inventories are stated at the lower of average cost or market. The average cost method is used for materials and supplies.

   PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations in the period incurred. Depreciation of property, plant and equipment is provided on the straight-line basis. For petroleum products terminal and ammonia pipeline system assets, the costs of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts, and any associated gains or losses are recorded in the income statement, in the period of sale or disposition. For Williams Pipe Line, gains or losses from the ordinary sale or retirement of property, plant and equipment are credited or charged to accumulated depreciation under FERC accounting guidelines.

   GOODWILL AND OTHER INTANGIBLE ASSETS

       Goodwill, which represents the excess of cost over fair value of assets of businesses acquired, was amortized on a straight-line basis over a period of 20 years for those assets acquired prior to July 1, 2001. Beginning on January 1, 2002, goodwill is no longer amortized but must be evaluated periodically for impairment. Other intangible assets are amortized on a straight-line basis over a period of up to 25 years.

   IMPAIRMENT OF LONG-LIVED ASSETS

      The Partnership evaluates its long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value for the assets and recording a provision for loss if the carrying value is greater than fair value.

      For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if an impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      Judgments and assumptions are inherent in management's estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset's fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.

CAPITALIZATION OF INTEREST

       Interest is capitalized based on the approximate average interest rate on long-term debt. For FERC reporting, capitalization of interest is allowed only when specific borrowing is directly associated with a capital project.

   REVENUE RECOGNITION

      Williams Pipe Line transportation revenues are recognized when shipments are complete and estimated pipeline revenues are deferred for shipments in transit. Ammonia pipeline revenues are recognized when shipments are initiated. Injection service fees associated with customer proprietary additives are recognized upon injection to the customer's product, which occurs at the time the product is delivered. Leased storage, terminalling and other related revenues are recognized upon provision of contract services. Other revenue, principally blending and fractionation revenue, is recognized upon sale of the product.

   INCOME TAXES

      Prior to February 9, 2001, the Partnership's operations were included in Williams' consolidated federal income tax return. The Partnership's income tax provisions were computed as though separate returns were filed. Deferred income taxes were computed using the liability method and were provided on all temporary differences between the financial basis and tax basis of the Partnership's assets and liabilities.

      Effective with the closing of the Partnership's initial public offering on February 9, 2001 (See Note 1), the Partnership is not a taxable entity for federal and state income tax purposes. Accordingly, for the petroleum products and ammonia pipeline system operations after the initial public offering, no recognition has been given to income taxes for financial reporting purposes. The tax on Partnership net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership's partnership agreement. The aggregate difference in the basis of the Partnership's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner's tax attributes in the Partnership is not available to the Partnership.

      Williams Pipe Line was included in Williams' consolidated federal income tax return. Deferred income taxes were computed using the liability method and were provided on all temporary differences between the financial basis and the tax basis of Williams Pipe Line's assets and liabilities. Williams Pipe Line's federal provision was computed at existing statutory rates as though a separate federal tax return were filed. Williams Pipe Line paid its tax liability to Williams as per its tax sharing agreement with Williams. No recognition will be given to income taxes associated with Williams Pipe Line for financial reporting purposes for periods subsequent to its acquisition by the Partnership.

   EMPLOYEE STOCK-BASED AWARDS

      Williams' employee stock-based awards are accounted for under provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Williams' fixed plan common stock options do not result in compensation expense because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      The General Partner has issued incentive awards of restrictive units to Williams employees assigned to the Partnership. These awards are also accounted for under provisions of Accounting Principles Board Opinion No. 25. Since the exercise price of the unit awards is less than the market price of the underlying units on the date of grant, compensation expense is recognized by the General Partner and directly allocated to the Partnership.

   ENVIRONMENTAL

      Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed. Environmental liabilities are recorded independently of any potential claim for recovery. Receivables are recognized in cases where the realization of reimbursements of remediation costs are considered probable. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account prior remediation experience of the Partnership and Williams.

   EARNINGS PER UNIT

      Basic earnings per unit are based on the average number of common and subordinated units outstanding. Diluted earnings per unit include any dilutive effect of restricted unit grants.

   RECENT ACCOUNTING STANDARDS

      In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and amends Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement retains the basic framework of SFAS No. 121, resolves certain implementation issues of SFAS No. 121, extends applicability to discontinued operations and broadens the presentation of discontinued operations to include a component of an entity. The Statement is to be applied prospectively and is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Statement is not expected to have any initial impact on the Partnership's results of operations or financial position.

      In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs and amends FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." The Statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made and that the associated asset retirement costs be capitalized as part of the carrying amount of the long-lived asset. The Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Partnership plans to adopt this standard in January 2003 and is evaluating its effect on the Partnership's results of operations and financial position.

      In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes accounting and reporting standards for business combinations and requires all business combinations to be accounted for by the purchase method. The Statement is effective for all business combinations for which the date of acquisition is July 1, 2001 or later. SFAS No. 142 addresses accounting and reporting standards for goodwill and other intangible assets. Under this Statement, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will be tested annually for impairment. The Statement becomes effective for all fiscal years beginning after December 15, 2001. The Partnership will apply the new rules on accounting for goodwill and other intangible assets beginning January 1, 2002. Based on the amount of goodwill recorded as of December 31, 2001 application of the non-amortization provision of the Statement will result in a decrease to amortization expense in future years of approximately $1.1 million.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This was followed in June 2000 by the issuance of SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends SFAS No. 133. SFAS No. 133 and No. 138 establish accounting and reporting standards for derivative financial instruments. The standards require that all derivative financial instruments be recorded on the balance sheet at their fair value. Changes in fair value of derivatives will be recorded each period in earnings if the derivative is not a hedge. If a derivative qualifies for special hedge accounting, changes in the fair value of the derivative will either be recognized in earnings as an offset against the change in fair value of the hedged assets, liabilities or firm commitments also recognized in earnings, or the changes in fair value will be deferred on the balance sheet until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be recognized immediately in earnings. These standards were adopted on January 1, 2001. There was no impact to the Partnership's financial position, results of operations or cash flows from adopting these standards.

      The FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides guidance for determining whether a transfer of financial assets should be accounted for as a sale or a secured borrowing and whether a liability has been extinguished. The Statement is effective for recognition and reclassification of collateral and for disclosures ending after December 15, 2000. The Statement became effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The initial application of SFAS No. 140 had no impact on the Partnership's results of operations and financial position.


4.    ACQUISITIONS AND DIVESTITURE

      ACQUISITIONS

      WILLIAMS PIPE LINE

      On April 11, 2002, the Partnership acquired all of the membership interests of Williams Pipe Line from WES for approximately $1.0 billion. The Partnership remitted to WES consideration in the amount of $674.4 million and WES retained $15.0 million of Williams Pipe Line's receivables. The $310.6 million balance of the consideration consisted of $304.4 million of Class B units representing limited partner interests in the Partnership issued to the General Partner and affiliates of WES and Williams' contribution to the Partnership by the General Partner of $6.2 million to maintain its 2 percent general partner interest. The Partnership borrowed $700.0 million from a group of financial institutions, paid WES $674.4 million and used $10.6 million of the funds to pay debt fees and other transaction costs. The Partnership retained $15.0 million of the funds to meet working capital needs.

       Williams Pipe Line primarily provides petroleum products transportation, storage and distribution services and will be reported as a separate business segment of the Partnership. Because of the Partnership's affiliate relationship with Williams Pipe Line, the transaction was between entities under common control and, as such, has been accounted for similarly to a pooling of interest. Accordingly, the consolidated financial statements and notes of the Partnership have been restated to reflect the historical results of operations, financial position and cash flows as if the companies had been combined throughout the periods presented.

       The results of operations for the separate companies and the combined amounts presented in the Consolidated Income Statement follow:

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


                                                                 YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------
                                                           2001            2000          1999
                                                        -----------     ----------     ---------
            Revenues:
              Williams Energy Partners ..........       $   86,054      $  72,492      $ 44,388
              Williams Pipe Line ..................        362,545        354,354       331,344
                                                        -----------     ----------     ---------
                 Combined                               $  448,599      $ 426,846       375,732
                                                        ===========     ==========     =========

            Net Income:
              Williams Energy Partners ............     $   21,747      $   3,005      $  6,766
              Williams Pipe Line ..................         46,125         45,897        48,333
                                                        -----------     ----------     ---------
                 Combined                               $   67,872      $  48,902      $ 55,099
                                                        ===========     ==========     =========

      OTHER ACQUISITIONS

      Petroleum products terminal facilities and partial ownership interests in several petroleum products terminals were acquired for cash during the periods presented and are described below. All acquisitions, except the Aux Sable transaction, were accounted for as purchases of businesses and the results of operations of the acquired petroleum products terminals are included with the combined results of operations from their acquisition dates.

      On December 31, 2001, the Partnership purchased an 8.5-mile, 8-inch natural gas liquids pipeline in northeastern Illinois from Aux Sable Liquid Products L.P. ("Aux Sable") for $8.9 million. The Partnership then entered into a long-term lease arrangement under which Aux Sable is the sole lessee of these assets. The Partnership has accounted for this transaction as a capital lease. The lease expires in December 2016 and has a purchase option after the first year. The minimum lease payments to be made by Aux Sable are $19.2 million in total and $1.3 million per year over each of the next five years. Aux Sable has the right to re-acquire the pipeline at the end of the lease for a de minimis amount. The fair value of the lease at December 31, 2001, approximates its carrying value.

      In October 2001, the Partnership acquired the crude oil storage and distribution assets of Geonet Gathering, Inc. ("Geonet") located in Gibson, Louisiana. The Partnership acquired these assets with the intent to use the facility as a crude storage and distribution facility with an affiliate company as its primary customer. The purchase price was approximately $21.1 million, consisting of $20.3 million in cash and $0.9 million in assumed liabilities. The purchase price and allocation to assets acquired and liabilities assumed was as follows (in thousands):

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

            Purchase price:
                Cash paid, including transaction costs ...............      $20,261
                Liabilities assumed ..................................          856
                                                                            -------
                Total purchase price .................................      $21,117
                                                                            =======

            Allocation of purchase price:
                Current assets .......................................        $  62
                Property, plant and equipment ........................        4,607
                Goodwill .............................................       13,719
                Intangible assets ....................................        2,729
                                                                            -------
                Total allocation......................................      $21,117
                                                                            =======

      Factors contributing to the recognition of goodwill are the market in which the facility is located and the opportunity to enter into a throughput agreement with an affiliate company, combined with the affiliate company's ability to trade around those assets. Of the amount allocated to intangible assets, $2.0 million represents the value of the leases associated with this facility, which have amortization periods of up to 25 years. The remaining $0.7 million allocated to intangible assets represents covenants not-to-compete and has an amortization period of five years. The total weighted average amortization period of intangible assets is approximately 16 years. Of the consideration paid for the facility, $1.0 million is held in escrow, pending final evaluation of necessary repairs by the Partnership.

      In June 2001, the Partnership purchased two petroleum products terminals located in Little Rock, Arkansas from TransMontaigne, Inc. ("TransMontaigne") at a cost of $29.1 million, of which $20.2 million was allocated to property, plant and equipment and $8.9 million to goodwill and other intangibles. Goodwill resulting from this acquisition is being amortized over a 20-year period. The final purchase price allocation has not been determined pending assessment of the environmental liabilities assumed.

      In April 2001, the Partnership purchased a 6-mile pipeline for $0.3 million from Equilon Pipeline Company LLC, enabling connection of its existing Dallas, Texas area petroleum storage and distribution facility to Dallas Love Field. The acquisition was made in conjunction with an agreement for the Partnership to provide jet fuel delivery services into Dallas Love Field for Southwest Airlines. In December 2001, the Partnership completed construction of additional jet fuel storage tanks at its distribution facility in Dallas to support delivery of jet fuel to the airport. Total cost of the pipeline and construction of the additional jet fuel storage tanks totaled $5.5 million.

      In September 2000, a northeast petroleum products terminal facility in New Haven, Connecticut was acquired from Wyatt Energy, Incorporated ("Wyatt") and its affiliates for approximately $30.8 million.

      In March 2000, a 50 percent ownership interest in CITGO Petroleum Corporation's petroleum products terminal located in Southlake, Texas was acquired for approximately $0.3 million.

      In August 1999, three storage and distribution petroleum products terminals and Terminal Pipeline Company ("TPC"), a wholly owned subsidiary of Amerada Hess Corporation ("Hess"), were acquired from Hess for approximately $212 million. The petroleum products terminals are located in Galena Park and Corpus Christi, Texas and Marrero, Louisiana. TPC owned a common carrier pipeline that began at a connection east of the Houston Ship Channel and terminated at the Galena Park terminal. The pipeline acquired from Hess was converted to private pipeline status during 2001.

      In February 1999, an additional 10 percent ownership interest in eight petroleum products terminals was acquired from Murphy Oil USA, Inc. for approximately $3.4 million, which increased the Partnership's ownership interest to 78.9 percent from 68.9 percent. The petroleum products terminals, which are now operated by the Partnership, are located in Georgia, North Carolina, South Carolina, Tennessee and Virginia.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      In January 1999, 11 petroleum products terminals owned by Amoco Oil Company ("Amoco") were acquired. The petroleum products terminals, located in Alabama, Florida, Mississippi, North Carolina, Ohio, South Carolina and Tennessee, were acquired for approximately $6.9 million. In addition, Amoco's 60 percent interest in a twelfth petroleum products terminal, located in Greensboro, North Carolina, was acquired for approximately $1.0 million.

      The following summarized unaudited pro forma financial information for the years ended December 31, 2001 and 2000, reflects the historical results of Williams Pipe Line on a consolidated basis and assumes each other acquisition had occurred on January 1 of the year immediately preceding the year of the acquisition (in thousands):


                                                                     2001         2000
                                                                  ---------    ---------
            Revenues:
               Williams Energy Partners ......................    $ 448,599    $ 426,846
               Acquired businesses ...........................        5,552       14,354
                                                                  ---------    ---------
                 Combined ....................................    $ 454,151    $ 441,200
                                                                  =========    =========

            Net income:
               Williams Energy Partners ......................    $  67,872    $  48,902
               Acquired businesses ...........................          659        1,083
                                                                  ---------    ---------
                 Combined ....................................    $  68,531    $  49,985
                                                                  =========    =========

            Basic net income per limited partner unit ........    $    1.95
                                                                  =========

      The pro forma results include operating results prior to the acquisitions and adjustments to interest expense, depreciation expense and income taxes. The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the periods presented, nor do they purport to be indicative of results that will be obtained in the future.

      Except where stated above, the purchase prices of the above acquisitions were allocated to various categories of property, plant and equipment and liabilities based upon the fair value of the assets acquired and liabilities assumed.

       DIVESTITURE

     In October 2001, the Meridian, Mississippi terminal, previously reported with the petroleum products terminals business segment, was sold for $1.7 million. The Partnership recognized a gain of $1.1 million associated with the sale of the terminal, which is included in other income.


5.         PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consists of the following (in thousands):


                                                         DECEMBER 31,                  ESTIMATED
                                                   ----------------------------       DEPRECIABLE
                                                       2001             2000             LIVES
                                                   -----------      -----------      -----------
       Construction work-in-progress ........      $    19,193      $    20,084

       Land and right-of-way ................           30,033           29,848

       Carrier property .....................          905,144          882,050      6 - 59 years
       Buildings ............................            8,957            8,533         30 years
       Storage tanks ........................          169,066          154,580         30 years
       Pipeline and station equipment .......           58,157           47,982      30 - 67 years
       Processing equipment .................          124,945          113,335         30 years
       Other ................................           22,898           21,264      10 - 30 years
                                                   -----------      -----------
            Total ...........................      $ 1,338,393      $ 1,277,676
                                                   ===========      ===========

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      Carrier property is defined as pipeline assets regulated by the FERC. Other includes $18.6 million of capitalized interest at both December 31, 2001 and 2000. Depreciation expense for the years ended December 31, 2001, 2000 and 1999 was $35.2 million, $31.7 million and $25.7 million, respectively.


6.         MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

      Williams Energy Marketing & Trading, an affiliate customer, and Customer A are major customers of the Partnership. No other customer accounted for more than 10 percent of total revenues during 2001, 2000 or 1999. Williams Energy Marketing & Trading is a customer of the petroleum products terminals segment and the Williams Pipe Line system segment. The percentage of revenues derived by customer is provided below:

                                                                      YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------
                                                                  2001          2000          1999
                                                                 ------        ------        ------
      Customer A ...........................................       10%           10%           10%
      Williams Energy Marketing & Trading ..................       18%           26%           22%
                                                                  -----         -----         -----
           Total............................................       28%           36%           32%
                                                                  =====         =====         =====

      The accounts receivable balance of Williams Energy Marketing & Trading accounted for 9 percent and 33 percent of total accounts receivable, including affiliate receivables at December 31, 2001 and 2000, respectively.

           Williams Pipe Line transports refined petroleum products for refiners and marketers in the petroleum industry. The major concentration of Williams Pipe Line's customers is located in the central United States. A prepayment process authorized by tariffs filed with the FERC is employed for all petroleum products shippers on Williams Pipe Line's system. Due to the prepayment process employed, credit losses to shippers have been limited. Sales to petroleum products terminal and ammonia pipeline customers are generally unsecured and the financial condition and creditworthiness of customers are routinely evaluated. The Partnership has the ability with many of its terminalling contracts to sell stored customer products to recover unpaid receivable balances, if necessary. Any issues impacting the petroleum refining and marketing and anhydrous ammonia industries could impact the Partnership's overall exposure to credit risk.

Williams Pipe Line's labor force of 601 employees is concentrated in the central United States. At December 31, 2001, thirty-eight percent of the employees were represented by a union and covered by collective bargaining agreements that expired in February 2002. Williams Pipe Line's union employees ratified a new four-year collective bargaining agreement with WES in March 2002. The petroleum products terminals operation's labor force of 195 people are concentrated in the southeastern and Gulf Coast regions of the United States. Other than at the Galena Park, Texas marine terminal facility, none of the terminal operations employees are represented by labor unions. The employees at the Partnership's Galena Park marine terminal facility are currently represented by a union, but have indicated their unanimous desire to terminate their union affiliation. Nevertheless, the National Labor Relations Board has ordered the Partnership to bargain with the union as the exclusive collective bargaining representative of the employees at the facility. The Partnership is appealing this decision. If the Partnership's appeal is unsuccessful, the Partnership will bargain with the union as ordered by the National Labor Relations Board.

      Demand for nitrogen fertilizer has typically followed a combination of weather patterns and growth in population, acres planted and fertilizer application rates. Because natural gas is the primary feedstock for the production of ammonia, the profitability of the Partnership's customers is impacted by natural gas prices. To the extent they are unable to pass on higher costs to their customers, they may reduce shipments through the pipeline.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7.     EMPLOYEE BENEFIT PLANS

      All employees dedicated to, or otherwise supporting, the Partnership are employees of Williams. Williams Pipe Line maintains a separate non-contributory defined-benefit pension plan, which covers union employees (union plan). Substantially all remaining employees are covered by Williams' noncontributory defined benefit pension plans and health care plan that provides postretirement medical benefits to certain retired employees. Contributions for pension and postretirement medical benefits related to the Partnership's participation in the Williams' plans were $1.5 million, $1.2 million and $1.7 million in 2001, 2000 and 1999, respectively.

      The following table presents the changes in benefit obligations and plan assets for pension benefits for the union plan for the years indicated. It also presents a reconciliation of the funded status of these benefits to the amount recognized in the accompanying balance sheet at December 31 of each year indicated (in thousands):


                                                                     2001             2000
                                                                   --------         --------
         Change in benefit obligation:
             Benefit obligation at beginning of year ......        $ 19,021         $ 17,125
             Service cost .................................             889              688
             Interest cost ................................           1,490            1,340
             Actuarial loss ...............................           1,279            1,351
             Benefits paid ................................          (1,082)          (1,483)
                                                                   --------         --------
             Benefit obligation at end of year ............        $ 21,597         $ 19,021
         Change in plan assets:
             Fair value of plan assets at beginning of year        $ 21,422         $ 23,341
             Loss on plan assets ..........................          (1,640)            (436)
             Benefits paid ................................          (1,082)          (1,483)
                                                                   --------         --------
             Fair value of plan assets at end of year .....        $ 18,700         $ 21,422
                                                                   --------         --------
         Funded status ....................................        $ (2,897)        $  2,401
         Unrecognized net actuarial loss ..................           5,399              298
         Unrecognized prior service cost ..................             420              473

         Unrecognized transition asset ....................              --             (126)
                                                                   --------         --------
         Prepaid benefit cost .............................        $  2,922         $  3,046
                                                                   ========         ========

      Net pension benefit cost for the union plan consists of the following (in thousands):

                                                                     YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                              2001            2000            1999
                                                            --------        --------        --------
         Components of net periodic pension expense:
           Service cost ............................        $    889        $    688        $    801
           Interest cost ...........................           1,490           1,340           1,346
           Expected return on plan assets ..........          (2,182)         (2,075)         (1,903)
           Amortization of transition asset ........            (126)           (135)           (135)
           Amortization of prior service cost ......              53              53              53
           Recognized net actuarial loss ...........              --              --              88
                                                            --------        --------        --------
           Net periodic pension expense (income) ...        $    124        $   (129)       $    250
                                                            ========        ========        ========


                                                              2001            2000
                                                            --------        --------
         Discount rate................................        7.50%           7.50%
         Expected return on plan assets ..............       10.00%          10.00%
         Rate of compensation increase ...............        5.00%           5.00%

      Williams maintains various defined contribution plans in which employees supporting the Partnership are included. The Partnership's costs related to these plans were $2.4 million, $2.0 million and $1.8 million in 2001, 2000 and 1999, respectively.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8.       RELATED PARTY TRANSACTIONS

The Partnership and Williams Pipe Line have entered into agreements with various Williams subsidiaries. Agreements with Williams Energy Marketing & Trading provide for sales of blended gasoline processed by Williams Pipe Line and sales of pipeline inventory overages, as well as lease storage capacity. The Partnership has several agreements with Williams Energy Marketing & Trading, which provide for: (i) the access to and utilization of the inland terminals,
(ii) to provide approximately 2.5 million barrels of storage and other ancillary services at the Partnership's marine terminal facilities and (iii) capacity utilization rights to substantially all of the capacity of the Gibson, Louisiana marine terminal facility. Williams Pipe Line has entered into agreements with Mid-America Pipeline and Williams Bio Energy, both of which are affiliates of Williams, to provide tank storage and pipeline system storage, respectively.

      Historically, Williams Pipe Line also has been a party to an agreement with Williams Refining & Marketing for sales of blended gasoline. (See Note 1 - for more information about income and expenses associated with Williams Pipe Line operations that will not be conducted by the Partnership). Also, both Williams Energy Marketing & Trading and Williams Refining & Marketing ship product on the Williams Pipe Line system. Additionally, the Partnership has agreements with Williams Refining & Marketing for the access and utilization of the Partnership's inland terminal facilities. The following are revenues from various Williams subsidiaries (in thousands):

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                2001             2000            1999
                                                              --------        ---------        --------
      Williams Energy Marketing & Trading .........        $ 81,999        $ 111,847        $ 81,481
      Williams Refining & Marketing ...............           6,575               --              --
      Williams Bio Energy .........................           3,499            2,379           2,857
      Mid-America Pipeline ........................             285              282             282
      Other .......................................             894               20             495
                                                           --------        ---------        --------
          Total ...................................        $ 93,252        $ 114,528        $ 85,115
                                                           ========        =========        ========

      Williams Pipe Line has various other transactions with Williams and its subsidiaries in the ordinary course of business. Williams Pipe Line has also entered into agreements with Williams Energy Marketing & Trading to purchase product for blending activity, transmix for fractionation activity and product to settle shortages. Mid-America Pipeline also leases storage space to Williams Pipe Line. The following are costs and expenses from various affiliate companies to Williams Pipe Line and the Partnership (in thousands):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------------
                                                                                 2001            2000            1999
                                                                               --------        --------        --------
      WES - directly allocable expenses ...............................        $ 18,970        $ 27,303        $ 25,253
      Williams - allocated general corporate expenses .................          18,123          15,380           5,045
      Williams Energy Marketing & Trading - product purchases .........          80,959          47,466          25,276
      Mid-America Pipeline - operating and maintenance ................           2,730           2,060           1,421

      The above costs are reflected in the cost and expenses in the accompanying consolidated statements of income. In management's estimation the direct and allocated expenses represent amounts that would have been incurred on a stand-alone basis.

      In addition, Williams allocates interest expense charges to its affiliates based on their inter-company debt balances (see note 10). The Partnership entities also participate in employee benefit plans and long-term incentive plans sponsored by Williams (see notes 7 and 11).

      Williams allocates both direct and indirect general and administrative expenses to its subsidiaries. Direct expenses allocated by Williams are primarily salaries and benefits of employees and officers associated with the business activities of the subsidiary. Indirect expenses include legal, accounting, treasury, engineering, information technology and other corporate services. Williams allocates indirect expenses to its subsidiaries, including the general partner, based on a three-factor formula that considers operating margins, payroll costs and property, plant

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

and a portion of the equipment. The Partnership reimburses the General Partner and its affiliates for direct and indirect expenses incurred by or allocated to them on the Partnership's behalf.

In connection with its initial public offering, and with respect solely to the petroleum products terminal and ammonia pipeline assets held at the time of that offering, the Partnership and our General Partner agreed that the general and administrative expenses to be reimbursed to the General Partner by the Partnership would not exceed $6.0 million for 2001, excluding expenses associated with the Partnership's long-term incentive plan, regardless of the amount of the direct and indirect general and administrative expenses actually incurred by or allocated to the General Partner. The reimbursement limitation will remain in place through 2011 and may increase by no more than the greater of 7.0 percent per year or the percentage increase in the consumer price index for that year. If the Partnership makes an acquisition, general and administrative expenses may also increase by the amount of these expenses included in the valuation of the business acquired. As a result of the acquisitions made during 2001, the annual amount of general and administrative expense reimbursement limitation increased to $6.3 million, excluding expenses associated with long-term incentive plan. Based on the 7.0 percent escalation, the Partnership's maximum reimbursement obligation for general and administrative expenses in 2002, for the petroleum products terminals and ammonia pipeline system operations, is $6.7 million before long-term incentive plan charges and adjustments for acquisitions.

      As a result of the acquisition of Williams Pipe Line, general and administrative expenses that had previously been incurred by or allocated to Williams Pipe Line will be charged to the General Partner. In connection with the acquisition, the Partnership and the General Partner agreed that the general and administrative expenses to be reimbursed to the General Partner by the Partnership for charges related to the Williams Pipe Line system would be $30.0 million for 2002, prorated for the actual period that the Partnership owns the Williams Pipe Line. In each year after 2002, these expenses may increase by the lesser of 2.5 percent per year or the percentage increase in the consumer price index for that year. The additional general and administrative costs incurred by the General Partner, but not charged to the Partnership, totaled $10.4 million for the period February 10, 2001 through December 31, 2001.

      Williams Pipe Line had contributed $0.9 million to Longhorn in exchange for a 0.3 percent ownership interest. Williams Pipe Line also had an agreement to construct a pipeline, terminals and stations and charge a fee for these services to Longhorn. Under this agreement, Williams Pipe Line paid for construction costs and was reimbursed by Longhorn. The agreement allowed Longhorn to defer payment of certain construction costs until it generated break-even cash flows and allowed Williams Pipe Line to charge interest on the outstanding receivable balance. Williams Pipe Line also had an agreement to manage the pipeline for Longhorn for an agreed-upon monthly fee. The total amount receivable from Longhorn at December 31, 2001 and 2000 was $16.8 million and $20.0 million (which includes $3.1 million classified as current), respectively. (See Note 1 - for more information about income and expenses associated with Williams Pipe Line operations that will not be conducted by the Partnership).


9.    INCOME TAXES

      The provision for income taxes is as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                       2001         2000          1999
                                                     --------      --------     --------
      Current:
           Federal ...........................       $ 19,405      $ 24,779     $ 10,466
           State .............................          3,669         3,406        1,272
      Deferred:
           Federal ...........................          5,597         1,743       19,379
           State .............................            841           486        3,004
                                                     --------      --------     --------
                                                     $ 29,512      $ 30,414     $ 34,121
                                                     ========      ========     ========

      Reconciliations from the provision for income taxes at the U.S. federal statutory rate to the effective tax rate for the provision for income taxes are as follows (in thousands):

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                          2001             2000            1999
                                                                        --------         --------        --------
      Income taxes at statutory rate for corporations.................  $ 34,084         $ 27,760        $ 31,227
      Less: income taxes at statutory rate on income applicable
        to partners interest .........................................    (7,504)              --              --

      Increase resulting from:
           State taxes, net of federal income tax benefit ............     2,931            2,529           2,780
           Other .....................................................         1              125             114
                                                                        --------         --------        --------
      Provision for income taxes .....................................  $ 29,512         $ 30,414        $ 34,121
                                                                        ========         ========        ========

      Significant components of deferred tax liabilities and assets as of December 31, 2001 and 2000, are as follows (in thousands):

                                                                        DECEMBER 31,
                                                                --------------------------
                                                                   2001             2000
                                                                ---------        ---------
     Deferred tax liabilities:
          Property, plant and equipment ................        $ 147,775        $ 182,662
          Other ........................................              841              650
                                                                ---------        ---------
               Total deferred tax liabilities ..........        $ 148,616        $ 183,312

     Deferred tax assets:
          Net operating loss carryforward ..............        $      --        $  25,270
          Other ........................................            5,266            7,154
                                                                ---------        ---------
               Total deferred tax assets ...............        $   5,266        $  32,424
     Valuation allowance ...............................            1,989            1,989
                                                                ---------        ---------
               Net deferred tax assets .................        $   3,277        $  30,435
                                                                ---------        ---------
                    Net deferred tax liabilities .......        $ 145,339        $ 152,877
                                                                =========        =========

      The Partnership recognized a pre-initial public offering federal net operating loss for income tax purposes of $3.9 million and $57.0 million for the years 2001 and 2000, respectively. The $3.9 million federal net operating loss expires in 2021. The $57.0 million federal net operating loss carryforward expires in 2020. Payments to Williams in lieu of income taxes were $2.3 million in 1999.

      As a result of the initial public offering and the concurrent transactions on February 9, 2001 (see Note 1), the net deferred tax liability on that date of approximately $14.0 million was assumed by Williams, in exchange for an additional equity investment in the Partnership.


10.   LONG-TERM DEBT

       Long-term debt and available borrowing capacity for the Partnership at December 31, 2001, were $139.5 million and $35.5 million, respectively. At December 31, 2001, the Partnership had a $175.0 million bank credit facility. The credit facility was comprised of a $90.0 million term loan facility and an $85.0 million revolving credit facility, which includes a $73.0 million acquisition sub-facility and a $12.0 million working capital sub-facility. On February 9, 2001, the OLP borrowed $90.0 million under the term loan facility and $0.1 million under the acquisition sub-facility. The $0.1 million borrowed under the acquisition sub-facility was repaid in July 2001. In June 2001, the Partnership borrowed $29.5 million under the acquisition facility to fund the purchase of two terminals in Little Rock, Arkansas from TransMontaigne. In October 2001, the Partnership borrowed $20.0 million to fund the acquisition of the Gibson, Louisiana terminal from Geonet. In January 2002, the Partnership borrowed $8.5 million to finance the acquisition of a pipeline from Aux Sable. The Partnership entered into a long-term lease arrangement with Aux Sable under which Aux Sable is the sole lessee of these assets. The transaction will be accounted for as a capital lease.

      The credit facility's term extends through February 5, 2004, with all amounts due at that time. Borrowings under the credit facility carry an interest rate equal to the Eurodollar rate plus a spread from 1.0 percent to 1.5 percent, depending on the OLP's leverage ratio. Interest is also assessed on the unused portion of the credit facility at a rate from 0.2 percent to 0.4 percent, depending on the OLP's leverage ratio. The OLP's leverage ratio is defined

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

as the ratio of consolidated total debt to consolidated earnings before interest, income taxes, depreciation and amortization for the period of the four fiscal quarters ending on such date. Closing fees associated with the initiation of the credit facility were $0.9 million, which are being amortized over the life of the facility. Average interest rates at December 31, 2001 were 3.1 percent for the term loan facility and 3.3 percent for the acquisition sub-facility. The fair value of the long-term debt approximates its carrying value, because of the floating interest rate applied to the debt facility.

      Long-term affiliate debt for the Partnership consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                               ----------------------
                                                                 2001          2000
                                                               --------      --------

            WES Affiliate Note ............................    $138,172      $386,731
            Williams Pipe Line Affiliate Note .............           -        46,226
                                                               --------      --------
                                                               $138,172      $432,957
                                                               ========      ========

      Williams Pipe Line was a participant in an inter-company note between WES and Williams. Terms of the affiliate note required payment on demand; however, Williams had no plans or intentions to demand payment within the next 12 months at any time the note was outstanding. Under WES' cash management practices, Williams Pipe Line shared banking arrangements with other WES subsidiaries. Interest expense charges from Williams to WES were allocated to Williams Pipe Line based on WES subsidiaries inter-company balances. Interest rates varied with current market conditions (2.83 percent at December 31, 2001 and 7.57 percent at December 31, 2000). (See Note 1 - for more information about income and expenses associated with Williams Pipe Line operations that will not be conducted by the Partnership).

      At December 31, 2000, Williams Pipe Line had an affiliate note payable to Williams. This note was repaid during 2001. Interest was calculated and paid monthly. Interest rates varied with current market conditions (7.57 percent at December 31, 2000).

      Prior to February 9, 2001, the petroleum products terminals and ammonia pipeline business segments of the Partnership were participants in Williams' cash management program. As of December 31, 2000, the affiliate note payable associated with these segments consisted of an unsecured promissory note agreement with Williams for advances from Williams. The advances were due on demand; however, in February 2001, a portion of the advances was refinanced with debt and equity offerings (see Note 1). Williams contributed the remaining advances in exchange for equity of the Partnership. Therefore, the affiliate note payable was classified as noncurrent at December 31, 2000.

      Prior to the initial public offering, affiliate interest income or expense charged or credited to the petroleum products terminals and ammonia pipeline operations was calculated at the London Interbank Offered Rate ("LIBOR") plus a spread based on the outstanding balance of the note receivable or note payable with Williams. The spread was equivalent to the spread above LIBOR rates on Williams' revolving credit facility. The interest rate of the note with Williams was 7.6 percent at December 31, 2000. As the interest rate on the affiliate note payable was variable, the carrying value of the affiliate note payable at December 31, 2000 approximated its fair value.

      During years ending December 31, 2001, 2000, and 1999, cash payments for interest, net of amounts capitalized, were $9.3 million, $11.3 million and $13.7 million, respectively.


11.   LONG-TERM INCENTIVE PLAN

      In February 2001, the General Partner adopted the Partnership's Long-Term Incentive Plan for Williams' employees who perform services for the Partnership and directors of the General Partner. The Long-Term Incentive Plan consists of two components, restricted units, which are also referred to as phantom units, and unit options. The Long-Term Incentive Plan permits the grant of awards covering an aggregate of 700,000 common

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

units. The Long-Term Incentive Plan is administered by the compensation committee of the General Partner's board of directors.

      In April 2001, the General Partner issued grants of 92,500 phantom units to certain key employees associated with the Partnership's initial public offering in February 2001. These one-time initial public offering phantom units will vest over a 34-month period ending on February 9, 2004, and are subject to forfeiture if employment is terminated prior to vesting. These units are subject to early vesting if the Partnership achieves certain performance measures. The Partnership recognized $0.7 million of compensation expense associated with these grants in 2001. The fair market value of the phantom units associated with this grant was $2.7 million on the grant date. On February 14, 2002, one-half of these phantom units vested, resulting in additional compensation of $1.0 million to the Partnership (see Note 15 - Distributions).

      In April 2001, the General Partner issued grants of 64,200 phantom units associated with the annual incentive compensation plan. The actual number of units that will be awarded under this grant will be determined by the Partnership on February 9, 2004. At that time, the Partnership will assess whether certain performance criteria have been met and determine the number of units that will be awarded, which could range from zero units up to a total of 128,400 units. These units are also subject to forfeiture if employment is terminated prior to February 9, 2004. These awards do not have an early vesting feature. The Partnership recognized $1.3 million of deferred compensation expense associated with these awards in 2001. The fair market value of the phantom units associated with this grant was $5.4 million on December 31, 2001.

      Certain employees of Williams dedicated to or otherwise supporting the Partnership receive stock-based compensation awards from Williams. Williams has several plans providing for common-stock-based awards to employees and to nonemployee directors. The plans permit the granting of various types of awards including, but not limited to, stock options, stock-appreciation rights, restricted stock and deferred stock. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved. The purchase price per share for stock options and the grant price for stock-appreciation rights may not be less than the market price of the underlying stock on the date of grant. Depending upon terms of the respective plans, stock options generally become exercisable in one-third increments each year from the date of the grant or after three or five years, subject to accelerated vesting if certain future Williams' stock prices or specific Williams' financial performance targets are achieved. Stock options expire 10 years after grant.

      The following summary reflects activity for options to purchase shares of Williams common stock for 2001, 2000 and 1999, for those employees principally supporting the Partnership operations:

                                                   2001                      2000                        1999
                                           ---------------------    -----------------------      ---------------------
                                                       WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                                       AVERAGE                    AVERAGE                    AVERAGE
                                                       EXERCISE                   EXERCISE                   EXERCISE
                                            OPTIONS     PRICE        OPTIONS       PRICE         OPTIONS      PRICE
                                           ---------   ---------    ----------    ---------      ---------   ---------
Outstanding - beginning of year..........   371,502     $31.92       306,307       $28.05         233,374     $22.22
Granted..................................   102,584      34.96        82,887        43.16         117,494      36.54
Forfeited ...............................    (3,000)     30.14          (109)       34.54               -        -
Exercised................................    (9,291)     22.59       (17,583)       17.76         (44,561)     19.87
                                           --------                 --------                     --------
Outstanding - ending of year.............   461,795      32.80       371,502        31.91         306,307      28.05
                                           ========                 ========                     ========
Exercisable at end of year...............   316,483      31.85       328,774        31.59         263,470      27.00
                                           ========                 ========                     ========

      The following summary provides information about outstanding and exercisable Williams' stock options, held by employees principally supporting the partnership's operations, at December 31, 2001:

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                                       WEIGHTED-
                                                                      WEIGHTED-        AVERAGE
                                                                      AVERAGE          REMAINING
                                                                      EXERCISE        CONTRACTUAL
                  RANGE OF EXERCISE PRICES                OPTIONS      PRICE              LIFE
      -----------------------------------------------    ---------   ----------       ------------
      $12.22 to $17.31................................     38,599      $15.19          4.5 years
      $20.83 to $30.00................................    102,704       25.14          6.0 years
      $31.56 to $46.06................................    320,492       37.36          8.1 years
                                                         --------
           Total......................................    461,795       32.79          7.3 years
                                                         ========


      The estimated fair value at the date of grant of options for Williams' common stock granted in 2001, 2000 and 1999, using the Black-Scholes option pricing model, is as follows:

                                                                                      2001       2000      1999
                                                                                    --------   --------  --------
Weighted-average grant date fair value of options for
    Williams' common stock granted during the year .............................     $11.08     $15.44    $11.90

Assumptions:
     Dividend yield ............................................................        1.9%       1.5%      1.5%
     Volatility ................................................................       34.5%      31.0%     28.0%
     Risk-free interest rate ...................................................        4.8%       6.5%      5.6%
     Expected life (years) .....................................................        5.0        5.0       5.0

      Pro forma net income, assuming the Partnership had applied the fair-value method of SFAS No. 123, "Accounting for Stock-Based Compensation" in measuring compensation costs beginning with 1999 employee stock-based awards, are as follows (in thousands, except per unit amounts):

                                               2001                          2000                         1999
                                    -------------------------    --------------------------    -------------------------
                                      PRO FORMA     REPORTED      PRO FORMA       REPORTED      PRO FORMA      REPORTED
                                    ------------   ----------    ------------    ----------    -----------    ----------
Net income........................   $    67,710   $   67,872    $     48,167    $   48,902    $    54,171    $   55,099
                                     ===========   ==========    ============    ==========    ===========    ==========
Net income per limited partner
  unit ...........................   $      1.86   $     1.87
                                     ===========   ==========

      Pro forma amounts for 2000 include the total compensation expense from the awards made in 2000, as these awards fully vested in 2000 as a result of the accelerated vesting provisions. Pro forma amounts for 1999 include the remaining total compensation expense from Williams' awards made in 1998 and the total compensation expense from Williams' awards made in 1999 as a result of the accelerated vesting provisions. Since compensation expense from stock options is recognized over the future years' vesting period for pro forma disclosure purposes, and additional awards generally are made each year, pro forma amounts may not be representative of future years' amounts.


12.   SEGMENT DISCLOSURES

      Management evaluates performance based upon segment profit or loss from operations, which includes revenues from affiliate and external customers, operating expenses, depreciation and affiliate general and administrative expenses. The accounting policies of the segments are the same as those described in Note 3 - Summary of Significant Accounting Policies. Affiliate revenues are accounted for as if the sales were to unaffiliated third parties.

      The Partnership's reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different marketing strategies and business knowledge.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 2001
                                                 ------------------------------------------------------------
                                                 WILLIAMS        PETROLEUM        AMMONIA
                                                 PIPE LINE       PRODUCTS         PIPELINE
                                                  SYSTEM         TERMINALS         SYSTEM             TOTAL
                                                ----------       ----------       ---------        ----------
                                                                     (IN THOUSANDS)
Revenues:
Third party customers ..................        $ 284,174        $  55,611        $  14,544        $  354,329
Affiliate customers ....................           78,371           15,899               --            94,270
                                                ---------        ---------        ---------        ----------
  Total revenues .......................        $ 362,545        $  71,510        $  14,544        $  448,599

Operating expenses .....................          123,566           33,270            4,044           160,880
Product purchases ......................           95,268               --               --            95,268
Depreciation and amortization ..........           24,019           11,099              649            35,767
General and administrative expenses ....           38,410            7,641            1,314            47,365
                                                ---------        ---------        ---------        ----------
Segment profit .........................        $  81,282        $  19,500        $   8,537        $  109,319
                                                =========        =========        =========        ==========

Total assets ...........................        $ 705,115        $ 368,409        $  31,035        $1,104,559

Goodwill ...............................        $      --        $  22,282        $      --        $   22,282

Additions to long-lived assets .........        $  24,232        $  64,590        $     330        $   89,152

      Non-cash charges for incentive compensation costs, included in 2001 general and administrative expenses, were $1.7 million for the petroleum products terminal operations and $0.3 million for the ammonia pipeline operations.

                                                                 YEAR ENDED DECEMBER 31, 2000
                                                 ------------------------------------------------------------
                                                 WILLIAMS        PETROLEUM        AMMONIA
                                                 PIPE LINE       PRODUCTS         PIPELINE
                                                  SYSTEM         TERMINALS         SYSTEM             TOTAL
                                                ----------       ----------       ---------        ----------
                                                                     (IN THOUSANDS)
Revenues:
Third party customers ..................        $ 255,389        $  43,367        $  11,710        $  310,466
Affiliate customers ....................           98,965           17,415               --           116,380
                                                ---------        ---------        ---------        ----------
  Total revenues .......................        $ 354,354        $  60,782        $  11,710        $  426,846

Operating expenses .....................          111,410           29,496            3,993           144,899
Product purchases ......................           94,141               --               --            94,141
Affiliate construction expenses ........            1,025               --               --             1,025
Depreciation and amortization ..........           22,413            8,688              645            31,746
General and administrative expenses ....           39,243           10,351            1,612            51,206
                                                ---------        ---------        ---------        ----------
Segment profit .........................        $  86,122        $  12,247        $   5,460        $  103,829
                                                =========        =========        =========        ==========

Total assets ...........................        $ 731,654        $ 296,819        $  21,686        $1,050,159

Additions to long-lived assets .........        $  32,697        $  41,348        $     401        $   74,446

                         WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                          YEAR ENDED DECEMBER 31, 1999
                                                           -----------------------------------------------------------
                                                           WILLIAMS        PETROLEUM        AMMONIA
                                                           PIPE LINE       PRODUCTS         PIPELINE
                                                            SYSTEM         TERMINALS         SYSTEM             TOTAL
                                                          ----------       ----------       ---------        ---------
                                                                                  (IN THOUSANDS)
Revenues:
Third party customers ............................        $ 235,273        $  25,330        $  12,139        $ 272,742
Affiliate customers ..............................           96,071            6,919               --          102,990
                                                          ---------        ---------        ---------        ---------
  Total revenues .................................        $ 331,344        $  32,249        $  12,139        $ 375,732

Operating expenses ...............................          102,964           15,108            3,527          121,599
Product purchases ................................           59,230               --               --           59,230
Affiliate construction expenses ..................           15,464               --               --           15,464
Depreciation and amortization ....................           21,060            3,969              641           25,670
Affiliate general and administrative expenses ....           41,604            3,915            1,543           47,062
                                                          ---------        ---------        ---------        ---------
Segment profit ...................................        $  91,022        $   9,257        $   6,428        $ 106,707
                                                          =========        =========        =========        =========

Total assets .....................................        $ 690,600        $ 261,425        $  21,914        $ 973,939

Additions to long-lived assets ...................        $  40,173        $ 227,234        $     384        $ 267,791


13.   COMMITMENTS AND CONTINGENCIES

      The Partnership leases land, tanks and related terminal equipment at the Gibson terminal facility. Minimum future lease payments for these leases as of December 31, 2001, are $0.1 million for each of the next five years and $1.7 million thereafter. The lease payments can be canceled after 2006 and include provisions for renewal of the lease at five-year increments which can extend the lease for a total of 25 years.

      WES has agreed to indemnify the Partnership against any covered environmental losses, up to $15.0 million, relating to assets it contributed to the Partnership that arose prior to February 9, 2001, that become known within three years after February 9, 2001, and that exceed all amounts recovered or recoverable by the Partnership under contractual indemnities from third parties or under any applicable insurance policies. Covered environmental losses are those non-contingent terminal and ammonia system environmental losses, costs, damages and expenses suffered or incurred by the Partnership arising from correction of violations of, or performance of remediation required by, environmental laws in effect at February 9, 2001, due to events and conditions associated with the operation of the assets and occurring before February 9, 2001.

      In connection with the Partnership's acquisition of Williams Pipe Line on April 11, 2002, WES agreed to indemnify the Partnership for losses and damages related to breach of environmental representations and warranties and the failure to comply with environmental laws prior to closing in excess of $2.0 million up to a maximum of $125.0 million. This environmental indemnification obligation applies to liabilities that result from conduct prior to the closing of the Partnership's acquisition of the Williams Pipe Line and that are discovered within six years of closing.

      Estimated liabilities for environmental remediation costs were $16.9 million and $14.1 million at December 31, 2001 and 2000, respectively. Management estimates that expenditures associated with the accrued environmental remediation liabilities will be paid over the next two to five years. Receivables associated with these environmental liabilities of $5.1 million and $0.3 million at December 31, 2001 and 2000, respectively, have been recognized as recoverable from affiliates and third parties. These estimates, provided on an undiscounted basis, were determined based primarily on data provided by a third-party environmental evaluation service. These liabilities have been classified as current or non-current based on management's estimates regarding the timing of actual payments. (See Note 4 - Acquisitions for more information about liabilities associated with Williams Pipe Line operations that were conveyed to and assumed by an affiliate of Williams prior to the acquisition of Williams Pipe Line by the Partnership).

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

      In conjunction with the 1999 acquisition of the Gulf Coast marine terminals from Hess, Hess has disclosed to the Partnership all suits, actions, claims, arbitrations, administrative, governmental investigation or other legal proceedings pending or threatened, against or related to the assets acquired by the Partnership, which arise under environmental law. Hess agreed to indemnify the Partnership through July 30, 2014 against all known and required environmental remediation costs at the Corpus Christi and Galena Park, Texas marine terminal facilities from any matters related to pre-acquisition actions. In the event that any pre-acquisition releases of hazardous substances at the Partnership's Corpus Christi and Galena Park and Marrero, Louisiana marine terminal facilities are identified by the Partnership prior to July 30, 2004, the Partnership will be liable for the first $2.5 million of environmental liabilities, Hess will be liable for the next $12.5 million of losses, and the Partnership will assume responsibility for any losses in excess of $15.0 million. Hess has indemnified the Partnership for a variety of pre-acquisition fines and claims that may be imposed or asserted against the Partnership under certain environmental laws. At both December 31, 2001 and December 31, 2000, the Partnership had accrued $0.6 million for costs that may not be recoverable under Hess' indemnification.

      During 2001, the Partnership recorded an environmental liability of $2.6 million at its New Haven, Connecticut facility, which was acquired in September 2000. This liability was based on third-party environmental engineering estimates completed as part of a Phase II environmental assessment, routinely required by the State of Connecticut to be conducted by the purchaser following the acquisition of a petroleum storage facility. The Partnership will complete a Phase III environmental assessment at this facility during the second or third quarter of 2002, and the environmental liability could change materially based on this more thorough analysis. The seller of these assets agreed to indemnify the Partnership for certain of these environmental liabilities. In addition, the Partnership purchased insurance for up to $25.0 million of environmental liabilities associated with these assets, which carries a deductible of $0.3 million.

      WNGL will indemnify the Partnership for right-of-way defects or failures in the Partnership's ammonia pipeline easements for 15 years after the initial public offering closing date. WES has also indemnified the Partnership for right-of-way defects or failures associated with the marine terminal facilities at Galena Park and Corpus Christi, Texas and Marrero, Louisiana for 15 years after the initial public offering closing date. In addition, WES has indemnified the Partnership for right-of-way defects or failures in Williams Pipe Line's easements for 10 years after the closing date of its acquisition by the Partnership up to a maximum of $125.0 million with a deductible of $6.0 million. This $125.0 million amount will also be sjubect to indemnification claims made by the Partnership for breaches of other representations and warranties.

      The Partnership is party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints after consideration of amounts accrued, insurance coverage or other indemnification arrangements will not have a material adverse effect upon the Partnership's future financial position, results of operations or cash flows.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

14.        QUARTERLY FINANCIAL DATA (UNAUDITED)

       Summarized quarterly financial data is as follows (in thousands, except per unit amounts).

                                                             FIRST          SECOND          THIRD           FOURTH
                                                            QUARTER         QUARTER         QUARTER         QUARTER
                                                           ---------        --------        --------        --------
2001
----
Revenues ...........................................        $107,676        $108,890        $118,201        $113,832
Total costs and expenses ...........................          84,818          75,376          89,871          89,215
Net income .........................................          13,053          22,887          18,150          13,782
Basic and diluted net income per limited partner
 unit ..............................................            0.31            0.64            0.49            0.42

2000
----
Revenues ...........................................        $ 94,819        $104,532        $ 99,900        $127,595
Total costs and expenses ...........................          66,987          74,013          73,465         108,552
Net income .........................................          13,170          14,681          13,440           7,611

      Basic and diluted net income for the first quarter of 2001 is calculated on the Limited Partners' interest in net income applicable for the period after February 9, 2001, through the end of the quarter. Revenues and expenses in 2001 were impacted by the acquisition of two terminals from TransMontaigne in June 2001 and the Gibson terminal from Geonet in October 2001. See Note 4 - Acquisitions. First quarter 2001 costs and expenses included $0.9 million of casualty losses. Second quarter 2001 revenues were impacted by a $1.0 million throughput deficiency billing to an ammonia pipeline customer. Operating expenses included a $0.8 million reduction of environmental expense associated with insurance settlement and net income included a $0.9 million gain on the sale of the Aurora, Ohio terminal. Fourth quarter 2001 net income included a gain of $1.1 million on the sale of the Meridian, Mississippi terminal. Interest expense for 2001 reflects the payment and forgiveness of the predecessor company's affiliate debt and new borrowings by the Partnership. Net income was also impacted by incentive compensation costs of $2.0 million during 2001.

      Revenues and costs and expenses in 2000 were impacted by the Southlake terminal acquisition in March 2000 and the marine terminal acquisition from Wyatt in September 2000. A throughput revenue deficiency billing related to the August 1999 acquisition of certain assets from Hess resulted in adjustments to revenues of $0.7 million impacting the first and second quarters of 2000. Second quarter 2000 expenses included a $0.5 million charge from the write-off of an unsuccessful business transaction and a $0.5 million charge for legal costs. Third quarter 2000 costs and expenses included a $1.5 million environmental accrual. Fourth quarter 2000 costs and expenses included an increase in product purchases of $25.0 million due to increased product prices, $4.4 million of environmental charges, $1.9 million for casualty losses and a $1.0 million charge associated with a customer dispute settlement.


15.   DISTRIBUTIONS

      On May 15, 2001, the Partnership paid cash distributions of $0.292 per unit on its outstanding common and subordinated units to unitholders of record at the close of business on May 1, 2001. This distribution represented the minimum quarterly distribution for the 50-day period following the initial public offering closing date, which included February 10, 2001 through March 31, 2001. The total distributions paid were $3.4 million.

      On August 14, 2001, the Partnership paid cash distributions of $0.5625 per unit on its outstanding common and subordinated units to unitholders of record at the close of business on August 2, 2001. The total distributions paid were $6.5 million.

      On November 14, 2001, the Partnership paid cash distributions of $0.5775 per unit on its outstanding common and subordinated units to unitholders of record at the close of business on November 1, 2001. The total distributions paid were $6.7 million.

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


      Total distributions paid during 2001 were as follows (in thousands except per unit amounts):

                                               AMOUNT       DISTRIBUTION
                                              PER UNIT         AMOUNT
                                             ----------     ------------
  Common Unitholders ......................     $1.43       $    8,134

  Subordinated Unitholders ................     $1.43            8,134
  General Partner .........................     $1.43              331
                                                            ----------
       Total ..............................                 $   16,599
                                                            ==========

       On February 14, 2002, the Partnership paid cash distributions of $0.59 per unit on its outstanding common and subordinated units to unitholders of record at the close of business on February 1, 2002. The total distribution, including distributions paid to the general partner on its equivalent units, was $6.9 million.

       With the payment of the $0.59 per unit distribution on February 14, 2002, the first early vesting performance measure of the one-time initial public offering grants to key employees was achieved, and 46,250 units associated with this grant vested on that date. The Partnership recognized additional compensation expense of $1.0 million with the vesting of these units in February 2002.


16.        NET INCOME PER UNIT

       The following table provides details of the basic and diluted earnings per unit computations (in thousands, except per unit amounts):


                                                                  FOR THE YEAR ENDED DECEMBER 31, 2001
                                                              ---------------------------------------------
                                                                INCOME               UNITS         PER UNIT
                                                              (NUMERATOR)         (DENOMINATOR)     AMOUNT
                                                              -----------         -------------    --------
Limited partners' interest in income applicable to the
   period after February 9, 2001 .........................    $   21,217

Basic earnings per common and subordinated unit ..........    $   21,217           11,359          $1.87

Effect of dilutive restricted unit grants ................             -               11              -
                                                              ----------           -------         -----

Diluted earnings per common and subordinated unit..........   $   21,217           11,370          $1.87
                                                              ==========           ======          =====

      Units reported as dilutive securities are related to restricted unit grants associated with the one-time initial public offering award (see Note 11).


17.   PARTNERS' CAPITAL

      Of the 5,679,694 common units outstanding at December 31, 2001, 4,600,000 are held by the public, with the remaining 1,079,694 held by affiliates of the Partnership. All of the 5,679,694 subordinated units are held by affiliates of the Partnership.

      During the subordination period, the Partnership can issue up to 2,839,847 additional common units without obtaining unitholder approval. In addition, the General Partner can issue an unlimited number of common units as follows:

      o     Upon conversion of the subordinated units;

      o     Under employee benefit plans;

      o Upon conversion of the general partner interest and incentive distribution rights as a result of a withdrawal of the General Partner;

                            WILLIAMS ENERGY PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


      o     In the event of a combination or subdivision of common units;

      o In connection with an acquisition or a capital improvement that increases cash flow from operations per unit on a pro forma basis; or

      o If the proceeds of the issuance are used exclusively to repay up to $40.0 million of the Partnership's indebtedness.

      The subordination period will end when the Partnership meets certain financial tests provided for in the partnership agreement but it generally cannot end before December 31, 2005.

      The limited partners holding common units of the Partnership have the following rights, among others:

      o Right to receive distributions of the Partnership's available cash within 45 days after the end of each quarter;

      o Right to transfer common unit ownership to substitute limited partners;

      o Right to receive an annual report, containing audited financial statements and a report on those financial statements by the Partnership's independent public accountants within 120 days after the close of the fiscal year end;

      o Right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year;

      o Right to vote according to the limited partners' percentage interest in the Partnership on any meeting that may be called by the General Partner. However, if any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20 percent or more of any class of units, that group or person loses voting rights on all of its units; and

      o Right to inspect the Partnership's books and records at the unitholders' own expense.

       Net income, excluding amounts attributable to Williams Pipe Line, is allocated to the General Partner and limited partners based on their proportionate share of cash distributions for the period. Cash distributions to the General Partner and limited partners are made based on the following table:

                                       PERCENTAGE OF DISTRIBUTIONS
       ANNUAL DISTRIBUTION          ---------------------------------
        AMOUNT (PER UNIT)           UNITHOLDERS       GENERAL PARTNER
        -----------------           -----------       ---------------
           Up to $2.31                  98                    2
     Above $2.31 up to $2.62            85                   15
     Above $2.62 up to $3.15            75                   25
           Above $3.15                  50                   50

       In the event of a liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the partners in proportion to the positive balances in their respective tax-basis capital accounts.


18.    REGISTRATION STATEMENT

       In March 2002, the Partnership filed a shelf registration statement to register $1.8 billion of common units representing limited partner interests and debt securities, including guarantees. The Partnership, exclusive of its investment in its wholly owned operating limited partnerships and subsidiaries, has no independent assets or operations. If a series of debt securities is guaranteed, such series will be guaranteed by all of the Partnership's subsidiaries on a full and unconditional and joint and several basis.